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Deckers Brands Mails Letter to Stockholders Underscoring Board and Management’s Success
in Delivering Significant Value

Outlines Marcato’s Shortsighted and Value Destructive Agenda

Urges Stockholders to Vote “FOR” ALL of Deckers’ Highly Qualified Director Nominees on the WHITE
Proxy Card TODAY

GOLETA, Calif. – November 17, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, announced today that its Board of Directors is sending a letter to stockholders underscoring the Board and management team’s success in delivering significant value for stockholders. The letter also outlines Marcato’s shortsighted and value destructive agenda and the danger of electing any of Marcato’s director nominees. The proxy statement, investor presentation and other important information related to Deckers’ 2017 Annual Meeting of Stockholders to be held on December 14, 2017, can be found on Deckers’ website at www.votedeckers.com.

Deckers’ Board of Directors unanimously recommends that stockholders vote “FOR” ALL of Deckers’ highly qualified, experienced nominees using the WHITE proxy card today.

The full text of the letter follows:

VOTE THE ENCLOSED WHITE PROXY CARD TODAY FOR DECKERS’ HIGHLY QUALIFIED DIRECTORS

November 17, 2017

Dear Fellow Stockholder:

Deckers’ December 14th Annual Meeting of Stockholders is rapidly approaching and your vote is critically important to the future of your company, no matter how many shares you own. Your Board of Directors unanimously recommends that you vote “FOR” the reelection of ALL our highly qualified director nominees.

Deckers is making tremendous, measureable progress on our transformation. We have built a strong foundation and have significantly reduced our cost structure to position our business for sustained future success. Our solid first half earnings results and recently announced $400 million stock repurchase plan—the most significant stock repurchase plan in our history—demonstrate our positive momentum and commitment to delivering stockholder value. Simply put, our transformation strategy is working.

Now, that progress and our momentum is at serious risk. Marcato Capital Management is waging a costly and distracting proxy contest to replace our highly qualified, proven directors with individuals who we believe are far inferior in both experience and knowledge, and who would implement an agenda that we believe is shortsighted and value destructive. We are writing to present the truth about

Marcato’s agenda and underscore the significant value that the current Board and management team are creating over the near and longer-term.

THE TRUTH ABOUT MARCATO’S SHORT-TERM AND VALUE DESTRUCTIVE AGENDA

X	Marcato’s Proposal: Close profitable stores. Marcato’s proposal to rapidly shutter profitable locations to reach a store count of fewer than 80 demonstrates a clear lack of understanding of both our business and industry. Marcato ignores the critical importance of Deckers’ omni-channel strategy and retail store presence to effectively engage with the consumer and drive e-commerce sales. Furthermore, a rapid exit from this many stores would require a substantial cash outlay and result in a number of early termination penalties, significantly impacting our profitability.

✓	Deckers’ retail strategy is designed to support profitability and is an integral component of our omni-channel strategy. Not only do our retail stores elevate the consumer experience for the UGG brand, but they also allow us to showcase our broader product line in order to build a more sustainable, predictable year-round business. We closely monitor the performance and profitability of each store. As part of Deckers’ transformation, we have already closed 25 stores in order to focus on our most profitable locations. We are targeting 125 company-owned stores globally, down from 160 stores at the start of fiscal year 2018. By the end of fiscal year 2020, our global retail fleet will contribute 20% or more in four wall operating contribution.

X	Marcato’s Proposal: Implement draconian cost cuts and unsustainable margin targets. Marcato’s cuts would return Deckers to dependence on wholesalers and distributors whose own business model is under significant pressure. Diversification, including in our brands and channels, has been and remains a key pillar of our strategy to mitigate risk and grow in a sustainable way. Furthermore, Marcato’s proposed cuts and margin targets would not only require significant closures of profitable stores and the sale of several of our brands, but would also require slashing key talent and innovation, stifling Deckers’ ability to invest in and grow the business and our brands. Simply put, cuts of the magnitude proposed by Marcato would result in Deckers having no pathway to growth.

✓	Deckers has already taken out significant costs—without compromising growth or innovation in the business. Since we announced the beginning of our restructuring plan in February 2016—well before Marcato disclosed its investment in Deckers in February 2017—we have made significant progress improving our gross profit margin and reducing our spend by improving input costs, shortening product development cycles, rationalizing our retail footprint, consolidating offices and controlling indirect spend. In February 2017, we announced a plan to implement additional cost savings in both cost of goods (COGS) and sales, general & administrative (SG&A) expenses.

Combining these initiatives, we expect to improve operating profit by $100 million by the end of fiscal year 2020 as compared to fiscal year 2017 levels. This improvement will be driven through gross cost savings of $150 million, which is made up of $56 million in COGS and $94 million in SG&A savings. For fiscal year 2018, we expect operating margin to increase to 10.5%, a 130 basis point improvement year-over-year. We expect operating margin to further improve to at least 13% by the end of fiscal year 2020. We are targeting an operating margin improvement of 380 basis points from fiscal year 2017 to the end of fiscal year 2020, and to increase return on invested capital above 20% by the end of fiscal year 2020.

X	Marcato’s Proposal: Sell our non-UGG brands. Marcato’s push for a sale of all of our non-UGG brands would return Deckers to a more seasonal revenue stream and make Deckers entirely dependent on UGG. Marcato ignores that profits for the non-UGG brands are improving and the value of a diversified portfolio to sustain growth and leverage our foundation. In addition, Marcato would have us sell Hoka One One and give the vast growth opportunity of that brand to someone else, just as Hoka is reaching new consumer segments and target audiences.

✓	Deckers is strategically investing in our brands to fuel growth and profitability. We are implementing a multi-season product strategy, which increases the year-round utilization of our infrastructure to offset our traditional reliance on the colder months when the UGG brand is in higher demand. To do this, we are focused on delivering a more diversified collection of UGG spring/summer products and UGG Men’s. We are also growing our Performance Lifestyle Group, which consists of Hoka, Teva and Sanuk. This group has posted double digit growth since fiscal year 2014 and demand for these brands is strongest during the months when demand for our Classic boot is low.

Over the past four years, Deckers has grown Hoka’s annual sales over ten-fold, from less than $10 million to over $100 million. We are increasing consumer awareness through strategic marketing efforts, building on Hoka’s momentum among serious runners and continuing to innovate product offerings through new styles geared toward hiking, casual runners and women.

Note: Figures represent adjusted results

1 Prior to allocation of corporate overhead costs

2 CAGRs represent the 3.5 years from 03/31/14 to 09/30/17

X	Marcato’s Proposal: Take on significant debt. Marcato believes that Deckers should double its leverage target in a shortsighted maneuver that would significantly reduce our financial flexibility. Increasing debt to Marcato’s proposed level would make it more difficult to manage the near-term headwinds that all retailers face, as well as our seasonal working capital needs. It would also largely prevent us from pursuing attractive opportunities as they arise. Marcato’s proposal, which has led to the demise of many retailers in recent years, is very risky in the current environment and we believe exposes stockholders to excessive risk.

✓	Deckers has a prudent capital allocation plan to maintain a strong balance sheet. The Deckers Board has a disciplined, prudent approach to capital allocation to ensure that we can successfully manage through the current environment. We are returning capital to all stockholders through our recently announced $400 million stock repurchase plan, the most significant stock repurchase plan in the Company’s history. Additionally, we are using the strength of our balance sheet—together with our profitability improvements—to invest in the highest return opportunities.

X	Marcato’s Proposal: Saddle Deckers with weak, unqualified directors. Marcato is proposing to replace highly qualified, proven directors on the Deckers Board with individuals who lack critical experience. Marcato’s nominees are unvetted and unknown. Most have never served on the board of a public company and many have no C-level executive experience. Nearly all of Marcato’s nominees lack retail experience, and certain nominees with retail experience did not work in operating or strategic roles. We believe that the election of any of Marcato’s nominees has the potential to result in a serious setback to the demonstrated progress that Deckers has made in its transformation plan. It would also jeopardize the pace of, and further opportunity for, stockholder value creation.

✓	Deckers has an experienced Board focused on growing stockholder value. The Deckers Board is composed of nine active and highly engaged directors who are extremely knowledgeable in our business and are holding management accountable for executing on our strategic plan. All Board members are outstandingly qualified, with seven of the nine directors being current or former CEOs, CFOs, COOs or Chief Administrative Officers of major companies. The Board is drawn from many different backgrounds and experiences, and is deeply committed to acting in the best interests of all stockholders. The Board has been—and will continue to be—a significant agent of change to improve Deckers’ performance.

Electing any of Marcato’s nominees now—just as the transformation of Deckers is showing real results—would be highly damaging and value destructive. Thanks to the current Board, Deckers is a stronger, more focused company that is better able to capitalize on a changing retail environment.

PROTECT YOUR INVESTMENT AND FUTURE UPSIDE—VOTE ONLY THE WHITE PROXY CARD TODAY

Your vote is extremely important, no matter how many shares you own. We urge you to support your current Board, which continues to implement a transformation plan designed to enhance value at Deckers for all stockholders. Do not support the short-term and value destructive agenda of a single stockholder who does not understand our business, and who we believe will completely derail our momentum.

To protect your investment, vote “FOR” ALL of Deckers’ highly qualified directors using only the enclosed WHITE proxy card and discard any Gold proxy card or other proxy materials you may receive from Marcato. If you have already returned a Gold proxy card, you can change your vote by signing, dating and returning a WHITE proxy card TODAY. Only your latest-dated proxy card counts.

Thank you for your continued support.

Sincerely,

John M. Gibbons

Chairman of the Board

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s Gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies and cost-reduction initiatives. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950